Exhibit 10.2

7 April 2010

John T. Stanley

610 Graisbury Avenue

Haddonfield, NJ 08033

Dear John,

We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer to you of employment by Lighting Science Group Corporation (the “Company”).

Start Date. Your employment by the Company will commence on 11 April 2010.

Position, Responsibilities & Duties. Your initial title will be Senior Vice President, Global Supply Chain. You will initially report to Zach Gibler, Chief Executive Officer. Your responsibilities and duties will be as the Chief Executive Officer of the Company may specify. Initially, those duties and responsibilities shall comprise supply chain and manufacturing operations. You are expected to devote your full time professional efforts to the fulfillment of your responsibilities and duties.

Base Compensation. Your annual salary will be two hundred thousand United States dollars (US$200,000.00), less standard payroll deductions and all required withholdings, paid in accordance with the Company’s payroll policies.

Performance Bonus. You will be eligible to participate in the Company’s performance bonus plan(s) up to forty percent (40%) of your base salary, based on a combination of Company performance and personal achievements as determined by your manager.

Long Term Incentive Plan. You will be eligible to participate in the Company’s long term incentive plans for executives.

Initial Stock Option Grants. As part of the Company’s long term incentive plan, subject to the approval of the Board of Directors, you will be issued two hundred thousand (200,000) stock options at an expected exercise price of US$1.00 that will vest over time subject to the Lighting Science Group Corporation Amended And Restated Equity-Based Compensation Plan Nonqualified Stock Option Agreement.

Benefits. The Company currently offers a suite of benefits for you and your qualified dependents including medical, dental, vision and life insurance options. Additionally, you are eligible for paid sick time off and paid holidays. You will initially be eligible for fifteen (15) days of paid vacation per year of employment and you will accrue an additional five (5) days of vacation for each year of employment, up to a maximum of thirty (30) days of paid vacation per year and otherwise subject to the Company’s vacation policies. Additional details regarding benefits will be provided by the Company’s human resources department in due course. Benefits shall cease immediately upon the termination of your employment by the Company except as provided by law or as the Company’s policies may allow.

Relocation. If the Company requires you to relocate to reside closer to the Company’s offices and/or manufacturing facility, the Company will reimburse you or cover in advance the reasonable cost of such relocation, subject to later agreement and approval by the Chief Executive Officer of the Company in advance of such relocation.

Required Documentation. To comply with the government-mandated confirmation of employment eligibility, you will be required to complete an I-9 Employment Eligibility Verification form. Please send the required completed I-9 document to Bruce Krangel on or before your first day of employment by the Company.

At Will Employment. Please understand the Company is an employment-at-will company. This means that you or the Company may terminate your employment at any time, for any reason or for no reason, with or without notice. Accordingly, this letter is not a contract or commitment for continued employment. The Company also reserves the right to amend its benefits, plans or programs at any time.

Change Of Control. If your employment by the Company is terminated by the Company due to a change of control of the Company or within three (3) months of a change in control by a successor of the Company, you will be entitled to a severance payment equal to one (1) year of your base pay, paid out, at the discretion of the Company or its successor, in a lump sum within thirty (30) days of termination or paid out in equal installments over one (1) year. The severance payment will be conditional upon your first executing (and not revoking) a valid waiver and release of all claims that you may have against the Company and/or its successor.

Severance. If your employment by the Company is terminated for “Cause,” you will not be entitled to severance pay. If your employment by the Company is terminated for other than Cause or a change in control, you will be entitled to severance payment equal to six (6) months of your base pay, paid out, at the discretion of the Company or its successor, in a lump sum within thirty (30) days of termination or paid out in equal installments over six (6) months. The severance payment will be conditional upon your first executing (and not revoking) a valid waiver and release of all claims that you may have against the Company.

“Cause” means your: (a) misrepresentation of your education or work experience or any matter upon which the Company relied in considering and offering you employment; (b)willful breach of your employment obligations , which, if curable, you fail to cure within (30) days after receipt of a written notice of such breach; (c) gross negligence or recklessness in the performance or intentional non-performance of your material duties to the Company; (d) commission of a felony or a crime of moral turpitude; (e) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to the Company or any of its affiliates; or (f) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of your duties for the Company, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties for the Company.

Additional Terms & Conditions Of Employment. The Company requires its employees to sign and comply with additional terms and conditions of employment concerning confidentiality, assignment of inventions and works of authorship, non-competition, and non-recruitment (the “Employment Terms & Conditions”). The additional terms and conditions of employment will be presented to you for your review, consideration and signature in due course and must be signed by within ten (10) days of receipt by you. As an inducement for you to accept the offer contained in this letter, the Company hereby waives and retracts the non-solicitation provision of the Employment Terms & Conditions.

If you wish to accept employment under the terms described above, please sign and date a copy of this letter and return the signed and dated copy to John Mitchell at your earliest opportunity.

By signing this letter, you acknowledge that this offer letter supersedes any other offer, agreement, or promises made to you by anyone, whether oral or written, specifically concerning the offer of employment by the Company, and with the exception of the determination of the number of shares and options as noted above, this letter comprises the complete agreement between you and the Company concerning the offer of employment by the Company.

If you have any questions regarding this offer, please do not hesitate to contact me or John Mitchell. Bruce Krangel, the Company’s Director of Human Resources can answer any questions you may have about the Company’s benefits.

I look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,	Agreed & Accepted:

/s/ Zachary S. Gibler	/s/ John T. Stanley
Zachary S. Gibler	John T. Stanley
Chief Executive Officer
Date: April 8, 2010

CC: Bruce Krangel